                                  Exhibit 99.1


         CADENCE PLANS TO LAUNCH SEPARATE
         ELECTRONICS DESIGN SERVICES COMPANY NAMED TALITY CORP.
               S-1 REGISTRATION FILED FOR INITIAL PUBLIC OFFERING

         SAN JOSE, CA--July 17, 2000--Cadence Design Systems, Inc. (NYSE: CDN), the world's largest supplier of electronics design products and services, today announced plans to launch its Design Services business as a separate company named Tality Corporation.

         As part of the plan, Tality has filed a registration statement with the Securities and Exchange Commission for an initial public offering (IPO). Immediately after the IPO, Cadence will continue to own approximately 80 percent of Tality, and Cadence does not expect to distribute the remaining shares of Tality to Cadence shareholders at this time.

         Bob Wiederhold, formerly Senior Vice President of Design Services at Cadence, has been named President and CEO of the new company.

         This action is intended to bring greater strategic focus to the new design services company, while continuing to leverage Cadence's ability to deliver complete design solutions to customers, including EDA tools, methodology services and design services.

ABOUT CADENCE

Cadence is the largest supplier of electronic design automation products, methodology services, and design services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. With approximately 5,000 employees and 1999 annual revenue of $1.1 billion, Cadence has sales offices, design centers, and research facilities around the world. Cadence is headquartered in San Jose, Calif. More information about Cadence, its products and services may be obtained from the World Wide Web at http://www.cadence.com.


                                     (more)

ABOUT TALITY

With more than 1,000 engineers located in 14 design sites worldwide, Tality is the largest provider of engineering services and intellectual property for the design of complex electronics systems and integrated circuits. The Company is headquartered in San Jose, Calif.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.






                                       -2-